Exhibit 10.20
EMPLOYMENT AGREEMENT
This AGREEMENT (this “Agreement”) is made as of May _____, 2024, to be effective as of the closing date of the Company’s initial public offering or, if earlier, a Change in Control (as defined below) (the “Effective Date”), by and between Bowhead Specialty Holdings Inc. (the “Company”), and Stephen J. Sills (the “Executive”) (collectively, the “Parties”).
WHEREAS, the Company desires to employ the Executive and to enter into this Agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement to accept such employment, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:
1.Employment Period.
The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Agreement for a period beginning as of the Effective Date and terminating on the third (3rd) anniversary of the Effective Date, unless such period shall have been earlier terminated in accordance with the terms hereof. The initial term of the Executive’s employment hereunder shall automatically be renewed for renewal terms of one (1) year each, unless either the Company or the Executive gives written notice of non-renewal of the Executive’s employment at least ninety (90) days prior to the end of the then-current term. The period of the Executive’s employment hereunder, including any renewal term, is referred to herein as the “Employment Period.”
2.Duties and Status.
(a)The Executive will serve as the Company’s Chief Executive Officer during the Employment Period, and the Executive accepts such employment, on the terms set forth in this Agreement. The Executive shall also serve as Chief Executive Officer of Bowhead Underwriting Services, Inc. (“BUSI”), Bowhead Insurance Company Inc. and Bowhead Specialty Underwriters Inc. Notwithstanding the foregoing, the Company shall be the sole employer of Executive during the Employment Period, with compensation under Section 3 being paid, and employee benefits under Section 4 being provided, by BUSI. The Executive shall serve as a member of the board of directors of the Company (the “Board”) without additional compensation therefor and shall report to the Board. Further, the Executive shall (i) serve on the boards of directors of Bowhead Insurance Company Inc., Bowhead Specialty Underwriters Inc. and other Subsidiaries of Bowhead Holdings and (ii) hold such corporate officer titles and positions of Bowhead Holdings, the Company and its Subsidiaries, as may be required under other agreements or reasonably requested by the Board in its sole discretion. The Executive agrees to resign from the boards of all other positions with all entities affiliated with Bowhead Holdings and its Subsidiaries, including the Company, as of the last day of the Employment Period.

(b)As Chief Executive Officer, the Executive shall have all rights, powers, privileges and duties for a position in an organization of the size and nature of the Company and its Subsidiaries (collectively, the “Bowhead Group”) subject to direction by the Board. The Executive shall exercise the scope of his authority in good faith and in a manner consistent with industry standards and reasonably calculated to achieve material compliance with the laws, regulations, policies, procedures and contracts applicable to the business of the Bowhead Group. Nothing in this Agreement shall prohibit Executive from reasonably delegating parts of the responsibilities set forth in or contemplated by this Section 2(b) to other employees of the Bowhead Group.
(c)The Executive shall devote substantially all of his business time and efforts to the business of the Bowhead Group, it being understood and agreed that the Executive shall be permitted to: (i) serve on up to two other boards of directors (or advisory committee) of a corporation, limited liability company or other entity, (ii) serve on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engage in a reasonable number of charitable activities and community affairs, and/or (iv) manage his personal investments and affairs (including those of his parents, spouse and children); provided, however, that the Executive may only engage in the activities set forth in this Section 2(c) so long as such engagement does not conflict or materially interfere with the effective discharge of his duties and responsibilities hereunder, create a conflict of interest, violate any provision of Section 9 of this Agreement or cause any reputational damage to the Company as reasonably determined by the Board. Currently Mr. Sills is a member of the board of directors of MCC Theater. The Executive shall notify the Board at least ten (10) days in advance of commencing any additional services that are described in this Section 2(c).
(d)The Executive shall principally perform his duties under this Agreement in New York City.
3.Compensation.
(a)Base Salary. During the Employment Period, the Company will pay to the Executive, as compensation for the performance of his duties and obligations hereunder, a base salary at the rate of six hundred and seventy five thousand dollars ($675,000) per annum, subject to normal withholding and other taxes, payable in accordance with the normal payroll schedule of the Company. Such base salary will be subject to review prior to March 1st of each year for possible increase by the Committee, but shall in no event be decreased from its then existing level during the Employment Period. The Executive’s base salary as in effect from time to time shall be referred to herein as “Base Salary.”
(b) Annual Bonus Plan. The Executive shall participate in an annual cash incentive compensation plan (the “Annual Bonus Plan”) established by the Company or its Subsidiaries. During the Employment Period, Executive will be eligible to earn an annual bonus for each full calendar year completed (the “Annual Bonus”). The Executive’s target Annual Bonus will be one hundred percent (100%) of his Base Salary and his maximum Annual Bonus will be one hundred fifty percent (150%) of Base Salary, in each case based on Base Salary in effect on January 1st of the applicable performance period. The actual Annual Bonus payable to the

Executive with respect to a performance period will be determined by the Committee based on achieving performance goals and objectives for such calendar year as reasonably determined by the Committee. The Executive’s Annual Bonus shall be paid as soon as administratively practicable after the end of the performance period, but in no event later than the March 15th immediately following such period; provided, that the Executive must remain continuously employed by the Company through the last day of the annual calendar year performance period to be eligible to receive bonus. Notwithstanding the foregoing, the Executive shall be eligible to earn an Annual Bonus for with respect to the period from January 1, 2024 through the Effective Date targeted at one hundred percent of his rate of salary as Chief Executive Officer of BUSI as in effect on January 1, 2024 multiplied by a fraction, the numerator of which is the number of days in calendar year 2024 before the Effective Date and the denominator of which is 365. based on the terms of the Annual Bonus Plan in effect through that period with BUSI, with the actual amount of such Annual Bonus to be determined and approved by the Committee.
4.Employee Benefits.
During the Employment Period, the Executive will be entitled to participate in the employee benefit plans and programs of the Bowhead Group that are generally made available to the other senior executives of the Bowhead Group, subject to the terms of such plans. The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance, or any or all of them, covering the Executive, and the Executive agrees to submit to the usual and customary medical examination and otherwise to cooperate with the Company in connection with the procurement of any such insurance, and any claims thereunder. As an alternative to the Company’s regular medical coverage, the Executive shall have the right to require the Company to subsidize Medigap coverage of his choice at an amount not greater than the cost of its health insurance for other employees; provided, that the Company shall not be obligated to compensate the Executive for any adverse tax effects associated with such subsidy. The Executive will be entitled to four (4) weeks’ vacation time during each calendar year in which he is employed hereunder in accordance with the Company’s vacation policy then in effect. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time on a prospective basis.
5.Equity Compensation.
As of the Effective Date, the Company shall grant performance stock units (“PSUs”) to the Executive under the 2024 Omnibus Incentive Plan subject to the terms and conditions of an award agreement in substantially the form attached hereto as Exhibit A (the “Grant Agreement”), which is hereafter referred to as the “IPO Grant”. The target number of PSUs under the IPO Grant shall equal $2,200,000 divided by a price per share equal to the initial public offering price per share that the Company’s common stock is sold to the public in the Company’s initial public offering (“IPO Price”).
In addition, the Company shall annually grant the Executive equity awards under the Company’s 2024 Omnibus Incentive Plan beginning in fiscal 2024 and throughout each fiscal year of the Employment Period thereafter having an initial grant date value of not less than

$2,070,000. The initial equity grant shall be in the form of time-based restricted stock units (“RSUs”), with the number of RSUs to be based on the IPO Price and the grant to be made in substantially the form attached hereto as Exhibit B. Any time-based equity awards granted to the Executive shall fully vest and be settled in cash on a Change in Control; provided, however that the acquirer of the Company shall be entitled to defer payment of any amounts that would otherwise be vested and paid on an accelerated basis under this paragraph until the first anniversary of the Change in Control subject to a requirement that the Executive is then employed by the Company or a Subsidiary or Affiliate with any deferred amounts set aside in a rabbi trust or other funding vehicle that is reasonably satisfactory to the Executive. If a buyer elects a deferred payment under this paragraph, any deferred amounts will be forfeited if the Executive terminates employment before the first anniversary of the Change in Control; provided, however, that the deferred payment shall be fully vested and paid within five business days of employment termination if the Executive’s employment is terminated by (i) the Company without Cause, (ii) by the Executive with Good Reason, or (iii) due to the Executive’s death or Disability. All grants of equity compensation awards shall be made in the good faith discretion of the Committee upon the performance of the Executive and the Company consistent with the terms of this Section 5.
6.Termination of Employment.
(a)At Will Employment. At all times the nature of the Executive’s employment with the Company is and will continue to be “at will,” as defined by applicable law, meaning that either the Executive or the Company shall have the unqualified right to terminate the employment relationship as described herein at any time for any reason or no reason, except that (i) the Executive shall give at least thirty (30) days’ advance notice of any resignation by the Executive other than for Good Reason and (ii) the Company shall give the Executive at least thirty (30) days’ advance notice of any termination of the Executive’s employment by the Company without Cause (other than a termination due to Disability); provided that in any circumstance in which at least thirty (30) days’ advance notice of resignation or other termination is required, the Company may accelerate the resignation or other termination by paying the Executive’s Base Salary for the period by which the resignation or other termination is accelerated. Upon the termination of Executive’s employment, Executive shall have no further rights to any compensation or any other benefits under this Agreement except as explicitly provided for in this Section 6. For the avoidance of doubt, if the Company wishes to terminate the Executive for Cause, the applicable provisions of Section 6(b) shall apply.
(b)Termination for Cause. The Executive’s employment with the Company may be terminated at any time for “Cause,” which is defined to mean the following:
(i) the commission by the Executive of gross negligence or gross misconduct in connection with the performance of any of the Executive’s duties;
(ii)misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that has resulted or is very likely to result in material economic harm to, or substantial, long term damage to the reputation of, to the Bowhead Group, in the aggregate, if the Executive were to continue to be employed by the

Company, provided that the procedures set forth in the last paragraph of this Section 6(b) are complied with in connection with such termination for Cause;
(iii)the Executive engaged in or attempted to engage in acts or omissions constituting fraud, misappropriation, embezzlement, intentional wrongdoing or dishonesty (but excluding expense reimbursement disputes as to which the Executive had a reasonable good faith belief that his conduct was within the policies of the Company);
(iv)willful failure by the Executive to implement reasonable directives of the Board; provided that if such failure is capable of remedy, the Executive shall have ten (10) days from receipt of written notification of such failure by the Company in which to remedy such failure;
(v)the Executive materially breached the Company’s policies or procedures governing business ethics, unlawful discrimination, sexual harassment applicable to executives similarly situated to the Executive (as may be amended from time to time by the Company or any of its Subsidiaries, as applicable); provided that if such breach is capable of remedy, the Executive shall have thirty (30) days from receipt of written notification of such breach by the Company in which to remedy such breach;
(vi)the Executive’s conviction of, or the Executive pleading no contest to (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
(vii)the Executive’s material breach in the performance of his obligations under this Agreement, after written notice of such breach to the Executive, which breach, if susceptible to correction, is not corrected within ten (10) days following delivery of such written notice; or
(viii)the Executive’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
In the case of any termination for Cause (other than a termination for Cause under Section 6(b)(ii) which shall also comply with the additional requirements of the immediately following paragraph below), the Company shall provide written notice to the Executive setting forth to a reasonable extent at least the principal acts or omissions of the Executive giving rise to Cause for termination. The Parties agree that the below par or below average financial performance of one or more of the Subsidiaries of Bowhead Holdings, including the Company, in and of itself (i.e., absent any of the acts, circumstances or bases set forth in subsections (i) through (viii) of this Section 6(b)) shall not constitute Cause for employment termination under this Agreement.

A termination for Cause under Section 6(b)(ii) shall in no event become effective under the Agreement unless the provisions of this paragraph are complied with. The Executive must be given written notice by the Board of the intention to terminate his employment for Cause under Section 6(b)(ii), such notice (A) to state in detail the act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within three months of the Board learning of such act or acts or failure or failures to act. The Executive shall have 10 days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If the Executive fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 15 days of such notice to the Executive, provided the Executive requests such hearing within 10 days of the written notice from the Board of the intention to terminate him for Cause. If, within five days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgement, grounds for Cause on the basis of the original notice exist, the Executive shall thereupon be terminated for Cause.
(c)Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Company for any reason. The termination of the Executive’s employment shall be deemed to be for “Good Reason” if and only if the Executive has completed all steps of the “Good Reason Process” (hereinafter defined) and such termination shall be the result of, in each case, without Executive’s written consent one of the following (each, a “Good Reason Condition”):
(i)a material reduction of the Executive’s responsibilities from the responsibilities of the Executive under this Agreement;
(ii) (x) requiring the Executive to report to anyone other than the Board or (y) subsequent to a Change in Control, requiring the Executive to report to anyone other than the board of the Acquiring Person or, if the Acquiring Person is a Subsidiary of another Person (such Person, the “Parent”), requiring the Executive to report to anyone other than the chief executive officers of the Parent;
(iii)at any time during the Employment Period the Executive is not serving on the Board; provided, however, that this clause (iii) shall not apply in the event that the Executive is removed from the Board for Cause;
(iv)the relocation of the Company’s principal executive offices such that there is an increase of more than thirty (30) miles of driving distance to such location from the Executive’s principal residence as of such change (excepting reasonable travel on the Company’s business, including travel to its Subsidiaries as required to perform his duties hereunder); or
(v)a material breach by the Company in the performance of any of its obligations under this Agreement.

The “Good Reason Process” consists of the following steps:
(i)the Executive reasonably determines in good faith that a good reason Condition has occurred;
(ii)the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition;
(iii)the Executive cooperates in good faith with the Company’s efforts, for a period of up to (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition;
(iv)notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and
(v)the Executive terminates employment within sixty (60) days after the end of the Cure Period.
If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(d)Consequences of Termination without Cause or for Good Reason. In the event of a termination of the Executive’s employment during the Employment Period (x) by the Company, which termination is not a termination for Cause (as defined above) or (y) by the Executive for Good Reason (as defined above), and provided that such termination is not by reason of death, or Disability (as defined in Section 6(e) hereof), then:
(i)the Executive shall be entitled to the Accrued Obligations;
(ii)the Executive shall be entitled to continued payment of Base Salary for a period of thirty (30) months following the Date of Termination, in accordance with the normal payroll schedule of the Company;
(iii)the Executive shall be entitled to payment of the target Annual Bonus for the year in which the Date of Termination occurs, such payment to be made at the time other officers of the Company receive bonus payments in respect of such year, but in no event later than the date that is 2 ½ months following the last day of the calendar year in which the Date of Termination occurs;
(iv)the Executive shall be entitled to any unpaid Annual Bonus earned based on achievement of the performance goals and objectives with respect to the immediately preceding calendar year, such payment to be made at the time other officers of the Company receive bonus payments in respect of such year, but in no event later than the March 15th of the calendar year in which the Date of Termination occurs;

(v)a lump sum payment upon employment termination in an amount that, after applicable income and employment taxes calculated at the applicable maximum rate, is equal to the monthly premium that the Company paid towards the Executive’s health coverage as in effect immediately prior to his employment termination for a period of twelve (12) months following Executive’s termination of employment (the “COBRA Subsidy”), whether or not he elects COBRA coverage; and
(vi)100% vesting acceleration of all then outstanding time-based equity awards issued by a member of the Bowhead Group and waiver of any requirements of continued employment under the IPO Grant any other performance-based equity awards issued by a member of the Bowhead Group under the 2024 Omnibus Incentive Plan or otherwise after the Effective Date.
Notwithstanding the foregoing, in the event that such termination occurs following a Change in Control, the amounts described in clauses (ii) through (v) above shall be paid in a single lump sum.
(e)Termination upon Death or Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Board at any time if the Executive is unable or is expected to a reasonable degree of medical certainty to be unable to discharge his duties hereunder due to physical or mental illness for one or more periods totaling six (6) months during any consecutive twelve (12) month period (“Disability”). Any question as to the existence, extent, or potentiality of the Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The Executive shall cooperate with any reasonable request of the physician in connection with such certification. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. If any such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.
(f)Consequences of Termination upon Death or Disability. In the event of a termination of the Executive’s employment during the Employment Period by reason of the Executive’s death or Disability (as defined above), then:
(i)the Executive shall be entitled to the Accrued Obligations,
(ii)the Executive shall not be entitled to any payment of Annual Bonus provided for in Section 3(b) above in respect of the year in which the Date of Termination occurs, but shall be entitled to be paid any unpaid Annual Bonus that was earned based on achievement of the performance goals and objectives with respect to the immediately preceding calendar year, such payment to be made at the time other officers of the Company receive bonus payments in respect of such year, but in no event later than the March 15th of the calendar year in which the Date of Termination occurs;
(iii)the COBRA Subsidy (but only with respect to Disability); and

(iv)100% vesting acceleration of all then outstanding time-based equity awards issued by a member of the Bowhead Group and waiver of any requirements of continued employment under the IPO Grant any other performance-based equity awards issued by a member of the Bowhead Group under the 2024 Omnibus Incentive Plan or otherwise after the Effective Date.
(g)Other Terminations of Employment. In the event that the Executive’s employment with the Company is terminated by the Company for “Cause” (as defined above) or by the Executive other than for “Good Reason” (as defined above), and provided that such termination is not as a result of death or Disability (as defined above) or Retirement (as defined in Section 6(i) below), then (i) the Executive shall be entitled to the Accrued Obligations, (ii) the Executive shall not be entitled to any payment of an Annual Bonus provided for in Section 3(b) above in respect of the year in which the Date of Termination occurs, and (iii) any equity awards that have not vested at the Date of Termination shall be immediately forfeited for no consideration.
(h)Severance Benefits. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (d), (f) or (i) of this Section 6 (other than Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned on the Executive’s execution, delivery to the Company, and non-revocation of a release of claims (the “Release of Claims”), in a form substantially as attached hereto as Exhibit C, to the Company in favor of each of the members of the Bowhead Group, all related persons and entities and all directors, employees and other representatives of any of them (and the expiration of any revocation period contained in such release of claims) within sixty (60) days following the Date of Termination. If the Executive fails to execute the Release of Claims in such timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, the Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision or benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the Executive’s Date of Termination hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the Executive’s Date of Termination hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to the Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to the Executive’s death or Disability, the Executive’s obligations herein to execute, deliver and not revoke the Release of Claims may be satisfied on the Executive’s behalf by the Executive’s estate or a Person having legal power of attorney over the Executive’s affairs. The Executive acknowledges and agrees that all Severance Benefits shall immediately cease should the Executive materially breach his obligations under Section 9 of this Agreement or the Release of Claims.
(i)Retirement. If the Executive provides a notice of non-renewal and continues employment until, and terminates employment upon, the then scheduled last day of the term of employment under Section 1 of this Agreement (“Retirement”), then: (a) vesting of all of the Executive’s then outstanding equity awards issued by a member of the Bowhead Group under the 2024 Omnibus Incentive Plan or otherwise shall be accelerated in the manner described in Section 6(d)(vi) above without the need of any further action by the Executive and (b) the Executive shall be entitled to payment of Annual Bonus provided for in Section 3(b) above in respect of the year in which Retirement occurs, pro-rated for the number of days in which the Executive was employed by a member of the Bowhead Group, such payment to be made at the time other officers of the Company receive bonus payments in respect of such year, but in no event later than the March 15th of the calendar year immediately following the calendar year in which Retirement occurs.
(j)No Mitigation. Following termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek re-employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.
(k)Nature of Payments. Any amounts due under this Section 6 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.
7.Certain Definitions.
“Accrued Obligations” means (i) all accrued but unpaid Base Salary through the Date of Termination, (ii) any unpaid or unreimbursed expenses incurred through the Date of Termination in accordance with Section 10 hereof, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, or (iv) any vested profits interests issued by Bowhead Holdings.
“Affiliate,” when used with reference to any Person, shall mean another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) means the ability, directly or indirectly, to direct or cause the direction of the management and policies of the Person in question.
“Change in Control” shall have the meaning set forth in the Company’s 2024 Omnibus Incentive Plan as set forth and applicable on the Effective Date.
“Committee” shall mean the Compensation Committee of the Board.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder by the U.S. Treasury Department, as amended from time to time.

“Date of Termination” means the date the Executive’s employment with the Company terminates.
“Person” shall mean any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or any other entity.
“Subsidiary” means, with respect to any Person, (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, by such Person, or (ii) in the case of unincorporated entities, any such entity with respect to which such Person has the power, directly or indirectly, to designate more than fifty percent (50%) of the individuals exercising functions similar to a board of directors.
“2024 Omnibus Plan” means the Bowhead Specialty Holdings Inc. 2024 Omnibus Incentive Plan, as amended from time to time.
8.Representations.
(a)The Executive represents and warrants to the Company that he is not subject to or bound by any agreement that would affect his ability to enter into this Agreement, to serve as Chief Executive Officer of the Company, to serve as a member of the Board, to serve as an officer or director of any Subsidiary and that this Agreement has been duly executed and delivered by the Executive.
(b)The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by it, and that the Board has approved it.
9.Noncompetition; Nondisclosure; Nonsolicitation; Nondisparagement; Litigation and Regulatory Cooperation.
(a)The Company and the Executive agree that (i) the services rendered by the Executive hereunder are unique and irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company; (ii) the Executive will have access to Confidential Information (as defined below) which, if disclosed, would unfairly and inappropriately assist in competition against the Bowhead Group; (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such Confidential Information, (iv) the Bowhead Group has substantial relationships with its customers and the Executive will have access to these customers, (v) the Executive has received and will receive specialized training from the Bowhead Group, and (vi) the Executive will generate goodwill for the Bowhead Group in the course of the Executive’s employment or other service. Accordingly, the Executive hereby agrees that he will not, during the Employment

Period, and for a period of twelve (12) months following the Date of Termination (for any reason):
(i)engage or participate, directly or indirectly, as an officer, director, employee, partner or consultant with primary responsibility for activities in the fields of specialty insurance and reinsurance in the areas of commercial property and casualty markets and professional lines in the United States of America in or for the benefit of any business that is not a member of the Bowhead Group (a “Competing Activity”), or in any business which is, or as a result of the Executive’s engagement or participation would become, a Competing Activity;
(ii)solicit, aid, or induce any customer, client, or investor of the Bowhead Group to (x) purchase products or services that are competitive with, or are similar to, the types of products or services offered by the Bowhead Group, or (y) terminate, reduce, or lessen a business relationship with the Bowhead Group;
(iii)transact business with any customer, client, investor, or other person with a business relationship with a member of the Bowhead Group if it can reasonably be expected that such transaction of business will result in the termination of, or have an adverse effect on, such person’s business relationship with a member of the Bowhead Group;
(iv)solicit or recruit, directly or indirectly, any officer or employee of any member of the Bowhead Group to leave employment or engagement with such member of the Bowhead Group or otherwise participate in or facilitate the hire, directly or through another entity, of any such officer or employee; or
(v)solicit or recruit, directly or indirectly, any natural person who was an officer or employee of any member of the Bowhead Group within the preceding six (6) months to accept employment with or render services to or with any business entity unaffiliated with the Bowhead Group or otherwise participate in or facilitate the hire, directly or through another entity, of any such former officer or employee.
In furtherance of the foregoing, following termination of the Executive’s employment hereunder, providing information about any officer or employee of any member of the Bowhead Group or about any natural person who was such an officer or employee within the preceding six (6) months to another Person with reason to believe that such officer or employee may be solicited or recruited shall be considered to be prohibited solicitation or recruitment for purposes of clauses (iv) and (v). Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Affiliates, so long as the Executive has no active participation in any Competing Activity. Further notwithstanding the foregoing, the Executive shall not be considered to be engaged in a Competing Activity solely as a result of his employment with a Person that has multiple operations if his services for such Person are limited exclusively to activities on behalf of one or more recognized divisions, subsidiaries or joint ventures of such Person that are not engaged in a Competing Activity.
(b)The Executive further agrees that, during the Employment Period and at all times thereafter:
(i)he shall keep secret and retain in strictest confidence, and will not use for his benefit or the benefit of others, any and all confidential information relating to the Bowhead Group disclosed to him in the course of his employment hereunder, including, without limitation, trade secrets, customer lists and other secret or confidential aspects of any of their businesses (“Confidential Information”), and the Executive further agrees that he shall not disclose such Confidential Information to anyone outside the Bowhead Group nor shall he remove from the premises of any member of the Bowhead Group any document or other object containing or reflecting Confidential Information, in each case, except (i) in the performance by him of the services provided for hereunder, (ii) as required by applicable law in connection with any judicial or administrative proceeding or inquiry (provided prior written notice thereof is promptly given by the Executive to the Company and to Bowhead Holdings prior to making any such disclosure, so that the Company may seek an appropriate protective order) or (iii) with the prior written consent of the Company, unless such information is known generally to the public or the trade through sources other than the Executive’s unauthorized disclosure; and
(ii)he shall not engage in or participate in, directly or indirectly, any business conducted under a name that shall be the same as or similar to the name of, or any trade name used by, a member of the Bowhead Group.
Notwithstanding the foregoing, the restrictions regarding Confidential Information shall not apply to information that (1) the Executive already knew before commencing employment with Bowhead Holdings or any of its Subsidiaries or Affiliates, including but not limited to the Executive’s skills and knowledge of the industry, (2) is or becomes publicly known without breach of this Agreement, or (3) is received from a third-party authorized to disclose it without restriction. The Executive shall not have any obligation hereunder to keep Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. In addition, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(c)The Executive further and agrees that all documents and objects containing Confidential Information, whether developed by him or by someone else, will be the sole exclusive property of the Bowhead Group and that upon termination of the Executive’s employment hereunder (including by reason of death or Disability), the Executive (or in the event of death or Disability, his estate or personal representative as the case may be) shall forthwith deliver to the Bowhead Group all Confidential Information, including, without limitation, all lists of customers, correspondence, accounts, records, and any other documents or property made or held by him or under his control in relation to the business or affairs of the Bowhead Group, and no copy of any such Confidential Information shall be retained by him.
(d)During and after the Executive’s employment, the Executive shall refrain from making any statement that disparages any member of the Bowhead Group, any officer, director or employee of any member of the Bowhead Group or any business activities of any member of the Bowhead Group; provided that the foregoing shall not apply to (i) statements made to any federal, state or local governmental agency or commission, (ii) testimony in any legal proceeding, (iii) statements made to the Executive’s attorney or (iv) statements made in the course of the Executive’s employment in the good faith belief that the Executive’s statements were made pursuant to the responsibilities for the Company.  A “statement that disparages” means a statement that may reasonably be considered to be damaging to the reputation of the subject of the statement. Notwithstanding the foregoing, if any officer, director or employee of any member of the Bowhead Group makes any statement that disparages the Executive, the Executive’s obligation not to disparage such officer, director or employee shall terminate (unless the statement that disparages the Executive was made (i) to any federal, state or local governmental agency or commission, (ii) in testimony in any legal proceeding, (iii) to a Bowhead Group attorney or such officer, director or employee’s attorney, or (iv) during the Executive’s employment in the good faith belief that such statement was made pursuant to responsibilities for the Bowhead Group).
(e)During and after the Executive’s employment, the Executive shall cooperate fully with the Bowhead Group in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any member of the Bowhead Group which relate to events or occurrences that transpired while the Executive was employed by the Bowhead Group, and (ii) the investigation, whether internal or external, of any matters about which the Bowhead Group believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Bowhead Group at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Bowhead Group in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Bowhead Group. The Bowhead Group shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9(d) and, other than with respect to the any performance of obligations under this Section 9(d) during the twelve (12)-month period following the Executive’s Date of Termination for which the Executive has received severance pay, in the event that performance of such obligations, requires more than a de minimis amount of the Executive’s time, the Bowhead Group will compensate the Executive at an hourly rate not less than the Executive’s annual Base Salary and target Annual Bonus in effect as of the Executive’s Date of Termination divided by 2,080; provided that no payment obligation shall apply to time that the Executive could be compelled to expend to respond to a subpoena for his testimony (i.e., time spent testifying and related waiting and travel time). The Executive’s performance of any obligations hereunder may not unreasonably interfere with the Executive’s personal or business obligations.
(f)Notwithstanding the foregoing, nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.
(g)In the event of any violation of the provisions of this Section 9, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(h)If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by the law under the circumstances, and the Parties agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.
(i)In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and the other members of Bowhead Group and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Bowhead Group and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force.
(j) It is also agreed that the Company and/or other members of the Bowhead Group will have the right to enforce all of the Executive’s obligations to such entity under this Section 9. The Executive acknowledges and agrees that the Company’s (and/or another applicable member of the Bowhead Group’s) remedies at law for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company and/or another applicable member of the Bowhead Group, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.
10.Business Expenses.
The Company shall promptly pay or reimburse the Executive for all appropriately documented, reasonable out-of-pocket business expenses incurred by the Executive in the performance of his duties under this Agreement, including but not limited to his travel to Subsidiaries, in accordance with the Company’s policies in effect from time to time, subject to the Company’s requirements to reporting such expenses.
11.Office.
During the Employment Period, the Company shall provide the Executive with a suitable workplace appropriate for his responsibilities, secretarial and other business services at the Company’s principal executive offices.
12.Indemnification.
The Company will (x) indemnify the Executive with respect to claims arising out of any action taken or not taken in Executive’s capacity as an employee or director of any member of the Bowhead Group; provided, that the Executive acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, (y) advance to the Executive all reasonable and documented out of pocket costs and expenses incurred by the Executive in connection with the foregoing clause (x), including but not limited to attorneys’ fees, and (z) provide for the Executive to be covered by D&O insurance, with respect to clauses (x) and (z), on the same terms as are made available to senior executives of the Bowhead Group and members of the Board, as applicable; provided that, this Agreement constitutes an undertaking that amounts advanced under clause (y) shall be promptly repaid to the Company by the Executive if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company pursuant to this Section 12. Nothing herein shall limit any right that the Executive may have in respect of indemnification, advancement or liability insurance coverage under any other Bowhead Group policy, plan, contract or arrangement or under applicable law with respect to his services as an officer for any member of the Bowhead Group, and the Company shall not change any right to such indemnification or advancement with respect to the Executive after his termination of employment hereunder in a manner adverse to Executive except as required under applicable law.
13.Waiver of Breach.
Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

14.Assignment.
(a)This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. Except as specifically provided otherwise herein or as otherwise required by applicable law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, transfer or otherwise) to all or substantially all of the business, assets or property of the Company, to assume and agree to perform the obligations of the Company under this Agreement in the same manner and to the same extent that the Company is required to perform hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinabove defined and any successor to its business, assets or property as aforesaid which becomes bound by all the terms and provisions of this Agreement. Except as provided by the foregoing provisions of this Section 14, this Agreement shall not be assignable by the Company without the prior written consent of the Executive.
(b)This Agreement is personal in nature and the obligations of the Executive hereunder are not assignable to any person. Except as specifically provided in this Section 14, none of the Executive’s rights pursuant to this Agreement may be assigned to any Person without the prior written consent of the Board. If the Executive should die while any cash amounts are due and payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary or, if there is no such designated beneficiary, to the legal representatives of the Executive’s estate.
15.Severability.
To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly covered.
16.Section 409A.
(a)To the extent required by Section 409A of the Code, all references to “termination of employment” and correlative phrases for purposes of this Agreement shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).
(b)To the extent that (i) any payments or benefits to which the Executive becomes entitled under this Agreement, or under any other plan, program or agreement maintained by a member of the Bowhead Group, in connection with the Executive’s termination of employment with the Company constitute “nonqualified deferred compensation” subject to Section 409A of the Code and (b) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments or benefits shall not be made or commence until the earliest of (A) the expiration of the six (6) month and one day period measured from the date of the Executive’s separation from service (as defined in Section 14(a) above) from the Company; or (B) the date of the Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty-percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(b) of the Code in absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum. For purposes of this Section 14, the term “specified employee” means an individual determined by a member of the Bowhead Group to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of Bowhead Group.
(c)It is intended that each installment of any benefits or payments provided hereunder constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as “separation pay due to involuntary separation”). The Parties intend that all the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code and the provisions of the Agreement shall be read in accordance with that intent. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or comply with the conditions of, such Section.
(d)Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
17.Parachute Payments.
(a)In the event the Executive become entitled to any amount or benefit payable or provided under this Agreement or any other agreement, policy, plan, program or arrangement with a member of the Bowhead Group, or the lapse or termination of any restriction under any agreement, policy, plan, program or arrangement with a member of the Bowhead Group, in connection with a Change in Control that occurs within three years of the Company’s initial public offering (collectively, the “Payments”), and any of such Payments become subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”) by reason of being “parachute payments” within the meaning of Section 280G of the Code, or any similar federal, state or local tax, the Company shall pay to Executive an additional amount (a “Gross-Up Payment”) such that, after Executive’s payment of the federal, state and local income taxes (taking into account the loss of itemized deductions), employment tax (together with any interest or penalties with respect thereto) and Excise Tax on the Gross-Up Payment, the Executive retains a net amount equal to the Excise Tax imposed upon the Payments. A Gross-Up Payment shall be paid to the Executive or withheld and made on behalf of the Executive to the applicable taxing authorities as soon as reasonably practicable, but in no event later than twenty (20) business days, after the later of the date that it is determined that a Payment is subject to the Excise Tax and the date that the Excise Tax is required to be withheld and paid to the applicable taxing authorities. Notwithstanding anything herein to the contrary in this Section 17(a), in no event shall the amount of the Gross-Up Payment(s) payable to Executive exceed an aggregate of $3,000,000 (such amount, the “Gross-Up Cap”).
(b)Any determination required under this Section shall be made in writing by an independent third party selected by Company after consultation with the Executive prior to the Change in Control (the “Firm”), whose determination shall be conclusive and binding upon the Parties for all purposes. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, including what constitutes “reasonable compensation” for purposes of Section 280G of the Code after taking into account the restrictive covenants that apply to the Executive under this Agreement.
(c)The Parties reasonably cooperate with the Firm to reduce the amount of any Excise Tax, including but not limited to providing information and documents as the Firm may reasonably request in order to make a determination hereunder. The Company shall bear all costs the Firm may reasonably incur in connection with any calculations contemplated hereunder. The Firm shall be required to provide its determination not later than thirty (30) days after the date of the Change in Control.
(d)If the Firm determines that no Excise Tax is payable by the Executive, the Executive will be provided detailed information to support that he has a reasonable basis not to report any Excise Tax on his federal, state or local income or other tax return, which information shall address what portion, if any, of the Payment constitutes “reasonable compensation” for purposes of Section 280G of the Code. If the Firm determines that an Excise Tax will (or would, but for reduction in the Payments) be assessed with respect to the Payments, the Executive will be provided with detailed information for such position, including the basis for determining what portion, if any, of the Payments constitutes “reasonable compensation” for purposes of Section 280G of the Code.
(e)If the Excise Tax is subsequently determined, either by the Firm or a taxing authority, to be less than the amount determined hereunder, the Executive shall repay to the

Company, within ten business days after the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction).
(f)The Executive is required to notify the Company promptly, but in no event later than ten (10) business days after receipt, of any written claim by any taxing authority that, if successful, would require the Executive to pay additional Excise Tax and/or any other taxes with respect to the Payments or the Gross-Up Payment that exceed the Gross-Up Payment previously made to Executive. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, coordinate with accepting legal representation with respect to such claim by an attorney expert in such area reasonably selected by the Company, it being understood that Executive may also retain separate counsel at the sole cost of the Executive; (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay during the period of representation directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim, provided that if the sum of the taxes, interest and penalties that are being sought by the applicable taxing authorities in such contest would, if sustained, result in one or more Gross-Up Payments under paragraph (a) that, in the aggregate, exceed the Gross-Up Cap, Executive will control all proceedings taken in connection with such contest and determine whether to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim, subject, in each case, to the Company’s reasonable input. In all events, the Company’s control of any contest shall be limited to issues the resolution of which would impact whether a Gross-Up Payment would be payable hereunder. Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, and Executive shall control any extension of the statute of limitations with respect to matters other than those directly related to the Excise Tax.
(g)If the Excise Tax is subsequently determined by the taxing authority to exceed the amount of the Gross-Up Payment, the Company shall make an additional Gross-Up Payment in respect of such excess within five business days after the date that the amount of such excess is finally determined; provided that in no event will the Company make Gross-Up Payments to the Executive that exceed, in the aggregate, the Gross-Up Cap. In the event that the subsequent determinations as to the Excise Tax affect earlier Gross-Up Payment calculations under this Section, such amounts will be recalculated and the provisions of this Section applied based on the revised calculations.
(h)Notwithstanding the preceding paragraphs of this Section, references to the Company shall include its successors, and Gross-Up Payments shall in no event be made later than the end of the year following the year in which the Executive remits the related taxes to the applicable taxing authorities. In all events the additional Gross-Up Payments shall be made not later than the end of the year following the year in which the taxes that are the subject of an audit or litigation are remitted to the applicable taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, consistent with the requirements of Section 409A of the Code
18.Taxes.
The Company may withhold from any payments made provided for under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.
19.Third-Party Beneficiaries.
This Agreement is for the benefit of the Parties and their respective successors and permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.
20.Survival.
This Agreement shall terminate upon the termination of the Employment Period, except the provisions of Sections 5 through 27 shall survive to the extent necessary to give effect to the provision thereof.
21.Notices.
All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, or sent by express, registered or certified mail, postage prepaid, addressed as follows:
If to the Company:
Bowhead Specialty Holdings Inc.
1411 Broadway, Suite 3800
New York, NY 10018

Attention: General Counsel
If to the Executive:
Stephen J. Sills
To the address last on file at the Company’s principal executive offices.
Any party may, by written notice to the other party hereto, change the address to which notices to such party are to be delivered or mailed.
22.Amendment.
This Agreement may be amended or modified only by a written instrument executed by the Company and the Executive.
23.Entire Agreement.
BUSI and the Executive are parties to an Employment Agreement dated as of October 30, 2020 (the “Prior Agreement”). The Parties hereto acknowledge and agree that the terms of this Agreement, together with any exhibits hereto, which form a part hereof, constitute the entire agreement of the Parties with respect to the subject matter and supersede all prior agreements and amendments with respect thereto, including, without limitation, the Prior Agreement, for periods on and after the Effective Date. The Executive agrees to sign any documents reasonably requested by the Company to terminate the Prior Agreement as of the Effective Date. In addition, for purposes of the grant of any equity awards to the Executive under the 2024 Omnibus Incentive Plan or otherwise, the terms “Good Reason,” “Cause,” “Retirement” and “Disability” as used therein shall have their respective meanings as set forth in this Agreement (in lieu of the standard definitions for such terms otherwise set forth in any other plan or agreement).
24.Waiver of Jury Trial.
EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, STATUTE OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL

WITH RESPECT TO THE TRANSACTIONS AND RELATIONSHIP GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION 24.
25.Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. To the extent that any court action is permitted consistent with or to enforce Section 20 of this Agreement, any suit brought hereon shall be brought in the state or Federal courts sitting in New York City, NY, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personal jurisdiction over it consents to service of process in any manner authorized by New York law waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
26.Section Headings.
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or any term or provision thereof.
27.Counterparts.
This Agreement may be executed in two (2) counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
*          *          *
[Signatures to appear on the following page(s)]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of May ___2024.

COMPANY

By:
Name: Matthew Crusey
Title: Authorized Officer

EXECUTIVE

Stephen Sills
[Signature Page to Stephen Sills Employment Agreement]

EXHIBIT A
BOWHEAD SPECIALTY HOLDINGS INC.
PSU AWARD GRANT NOTICE
(2024 OMNIBUS INCENTIVE PLAN)
Bowhead Specialty Holdings Inc. (the “Company”) has awarded to you (the “Participant”) the number of performance stock units (“PSUs”) specified herein and on the terms set forth below in consideration of your services (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth herein and in the Bowhead Specialty Holdings Inc. 2024 Omnibus Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan, the Agreement or the Employment Agreement between the Participant and the Company dated May ___, 2024 (the “Employment Agreement”). For avoidance of doubt, the terms “Good Reason,” “Cause,” “Retirement” and “Disability” shall have the meanings set forth in the Employment Agreement.

Participant:	Stephen Sills

Date of Grant:

Target Number of Performance Stock Units (“PSUs”)

Performance Period	IPO Date through third anniversary of the Date of Grant

Performance Goal(s):
The Performance Stock Units (“PSUs”) shall vest based on the Company’s stock price performance after the IPO The number of PSUs earned (the “Earned PSUs”) shall be determined by multiplying the Target Number of PSUs by the Earned Percentage, calculated as set forth in Exhibit A to the Agreement, which may range from zero percent (0%) to one hundred and twenty-five percent (125%) of the Target Number of PSUs.

Notwithstanding the foregoing, vesting shall terminate immediately upon the Participant’s termination of employment with the Company prior to the third anniversary of the Date of Grant and all then unvested or unsettled PSUs shall terminate immediately, automatically and without consideration on the date of such termination, subject to the Qualifying Terminations and Retirement provisions below; provided, however, notwithstanding the foregoing, the Committee in its sole discretion may determine that any then unvested or unsettled PSUs which remain outstanding and eligible to vest or settle based on achievement of the CAGR Stock Price during any period in which the Participant’s continuous service with the Company continues notwithstanding the Participant’s termination of employment. Any PSUs that are not earned and vested as of the end of the Performance Period shall terminate immediately, automatically and without consideration, at that time.
Qualifying Terminations: In the event that the Participant’s employment is terminated (i) by the Company without Cause, (ii) by the Participant with Good Reason, (iii) on account of Retirement under the Employment Agreement, or (iv) due to the Participant’s death or Disability, during the Performance Period then, in each case, subject to the tax withholding requirements under the PSU Award Agreement:
•The PSUs shall remain outstanding and eligible to become Earned PSUs and continued employment requirement is waived. Any such PSUs shall become earned and vested solely to the extent that the performance goals for CAGR Stock Price are achieved by the Company, as determined by the Committee. Any PSUs that become Earned PSUs after termination of employment shall be settled as set forth below. For the avoidance of doubt, the PSUs that do not remain outstanding and eligible to vest in accordance with the foregoing shall terminate immediately, automatically and without consideration on the date of the Participant’s termination of employment.
Change in Control: Upon a Change in Control, the consideration paid per share of the Company’s Common Stock shall be used to measure the Stock Price CAGR and determine the extent to which any then outstanding PSUs shall become Earned PSUs. Each Earned PSU shall be settled for a cash payment equal to the consideration paid per share of the Company’s Common Stock on or as soon as practicable after the Change in Control; provided, however that the acquirer of the Company shall be entitled to defer payment of any amounts that would otherwise be vested and paid on an accelerated basis under this paragraph until the first anniversary of the Change in Control subject to a requirement that the Participant is then employed by the Company or a Subsidiary or Affiliate with any deferred amounts set aside in a rabbi trust or other funding vehicle that is reasonably satisfactory to the Participant. If a buyer elects a deferred payment under this paragraph, any deferred amounts will be forfeited if a Participant terminates employment before the first anniversary of the Change in Control; provided, however, that the deferred payment shall be fully vested and paid within five business days of employment termination if the Participant’s employment is terminated by (i) the Company without Cause, (ii) by the Participant with Good Reason, or (iii) due to the Participant’s death or Disability.

BOWHEAD SPECIALTY HOLDINGS INC.	PARTICIPANT:

By:

Title:	Date:

Date:

BOWHEAD SPECIALTY HOLDINGS INC.
AWARD AGREEMENT
(2024 OMNIBUS INCENTIVE PLAN)
As reflected by your PSU Award Grant Notice (“Grant Notice”), Bowhead Specialty Holdings Inc. (the “Company”) has granted you a PSU Award under the Bowhead Specialty Holdings Inc. 2024 Omnibus Incentive Plan (the “Plan”), for the number of performance stock units as indicated in your Grant Notice (the “PSU Award”). The terms of your PSU Award as specified in this Award Agreement for your PSU Award (this “Agreement”) and the Grant Notice constitute your “PSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.
The general terms applicable to your PSU Award are as follows:
1.GOVERNING PLAN DOCUMENT. Your PSU Award is subject to all the provisions of the Plan. Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2.GRANT OF THE PSU AWARD. This PSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the Target Number of Performance Stock Units indicated in the Grant Notice as modified to reflect any capitalization adjustment (the “Performance Stock Units” or “PSUs”) multiplied by the Earned Percentage, as calculated in accordance with Exhibit A of this Agreement (the “Earned PSUs”). Any additional Performance Stock Units that become subject to the PSU Award pursuant to capitalization adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Performance Stock Units covered by your PSU Award.
3.DIVIDEND EQUIVALENTS. If cash dividends or other cash distributions are paid in respect of the shares of the Company’s Common Stock underlying unvested Performance Stock Units, then a dividend equivalent equal to the amount paid in respect of one share of Common Stock shall accumulate and be paid with respect to each unvested Performance Stock Units at time of settlement; provided that any dividend equivalent rights granted shall be subject to the same vesting terms as the related Performance Stock Units.
4.WITHHOLDING OBLIGATIONS. As further provided in the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any minimum amounts required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your PSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. You shall have the right to direct the Company to withhold shares of Common Stock that would otherwise have been payable under the Award Agreement to meet the Withholding Obligation. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the PSU Award.
5.RELEASE AGREEMENT. Any obligation of the Company to deliver to you shares of Common Stock in respect of Performance Stock Units that have vested due to the Qualifying Terminations provision (but not the Retirement provision) of the Grant Notice is conditioned upon you delivering to the Company and not revoking a general release of all claims in the form attached to your employment agreement with the Company (the “Release Agreement”), within 60 days following your termination of employment (the “Release Period”). If the Release Agreement does not become fully effective and irrevocable prior to the expiration of the Release Period, all Performance Stock Units will be forfeited immediately, automatically and without consideration as of the date of your termination of employment (or, as applicable, Continuous Service).
6.DATE OF ISSUANCE. The issuance of shares in respect of the Performance Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) or comply with Section 409A and will be construed and administered in such manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event that the Performance Goal(s) provided in the Grant Notice have been achieved and one or more Performance Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Performance Stock Unit that vests on the first business day of the calendar quarter that immediately follows the third anniversary of the Date of Grant (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice with respect to a Change in Control or in Section 5 above), subject to your continued employment through the third anniversary of the Date of Grant (subject to the Qualifying Termination, Retirement and Change in Control provisions of the Grant Notice).
7.TRANSFERABILITY. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution.
8.CORPORATE TRANSACTION. Your PSU Award is subject to the terms of any agreement governing a corporate transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
9.NO LIABILITIES FOR TAXES. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the PSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.
10.SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

EXHIBIT A TO THE PSU AWARD AGREEMENT
Performance Goal for Earned Shares
The Earned PSUs (if any) shall be determined by multiplying the Target Number of PSUs by the Earned Percentage as determined below under the table set forth below. Any PSUs that do not become Earned PSUs between the second and third anniversary of the IPO or, if earlier, a Change in Control, will be forfeited.

Stock Price CAGR	Earned Percentage
Below 15%	0%
15%	75% (Threshold)
20%	100% (Target)
25% or above	125% (Maximum)
Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the Earned Percentage.
1.“Stock Price CAGR” means the compound annual growth rate of the Company’s common stock price as measured by comparing the VWAP Stock Price to the IPO Price. Notwithstanding the foregoing, in the event of a Change in Control, the consideration paid per share of the Company’s Common Stock shall be used to measure the Stock Price CAGR instead of the VWAP Stock Price.
2.“VWAP Stock Price” the volume-weighted average stock price of a share of the Company’s Common Stock during a twenty business day period within the second and third anniversaries of the Date of Grant.
3.“IPO Price” shall have the meaning set forth in the Employment Agreement.

EXHIBIT B
BOWHEAD SPECIALTY HOLDINGS INC.
2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
This Restricted Stock Unit Award Agreement (this “Award Agreement”), dated as of __________, ____ (the “Date of Grant”), is made by and between Bowhead Specialty Holdings Inc., a Delaware corporation (the “Company”), and Stephen J. Sills (the “Participant”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Bowhead Specialty Holdings Inc. 2024 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).
Section 1.Grant of Restricted Stock Units. The Company hereby grants to the Participant an award of [____] (__) restricted stock units (the “RSUs”), under and subject to the terms and conditions of this Award Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes. Each RSU shall represent the right to receive one (1) share of Common Stock.
Section 2.Vesting of RSUs.
(a)The RSUs shall vest over four years in annual installments with 20% of the RSUs vesting on each of the first second and third anniversary of the Date of Grant and 40% vesting on the fourth anniversary of the Date of Grant (each, a “Vesting Date”); provided, that the Participant remains in continuous employment or service with the Company and its Affiliates through the applicable Vesting Date.
(b)Except as set forth in Section 2(c) or Section 2(d) below, if the Participant’s employment or service with the Company and its Affiliates is terminated for any reason prior to the Vesting Date, then (i) all rights of the Participant with respect to RSUs that have not vested as of the date of termination shall immediately terminate, (ii) any such unvested RSUs shall be forfeited without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.
(c)In the event that the Participant’s employment or service is terminated (i) by the Company without Cause, (ii) by the Participant with Good Reason, (iii) on account of Retirement, or (iv) due to the Participant’s death or Disability prior to the Vesting Date, then in each case, such RSUs shall immediately accelerate and vest and any such restrictions shall lapse in accordance with the terms of the Employment Agreement entered into between the Participant and the Company on May [__] 2024 (the “Sills Agreement”), including the requirement for the execution and non-revocation of the Release of Claims provided under Section 6(h) of the Sills Agreement and attached thereto as Exhibit C upon the occurrence of a termination of employment or service under clauses (i)-(iii) of this Section 2(d). For purposes of this Award

Agreement, the terms “Good Reason,” “Cause,” “Retirement” and “Disability” shall have the meanings set forth in the Sills Agreement.
(d)Notwithstanding Section 13 of the Plan, then outstanding and unvested RSUs shall fully vest and settle in cash upon the occurrence of a Change in Control; provided, however, that the acquirer of the Company shall be entitled to defer payment of any amounts that would otherwise be vested and paid on an accelerated basis under this Section 2(d) until the first anniversary of the Change in Control subject to a requirement that the Participant is then employed by the Company or a Subsidiary or Affiliate with any deferred amounts set aside in a rabbi trust or other funding vehicle that is reasonably satisfactory to the Participant. If such acquirer elects a deferred payment under this Section 2(d), any deferred amounts will be forfeited if the Participant terminates employment before the first anniversary of the Change in Control; provided, however, that the deferred payment shall be fully vested and paid within five business days of employment termination if the Participant’s employment is terminated by (i) the Company without Cause, (ii) by the Participant with Good Reason, or (iii) due to the Participant’s death or Disability.
Section 3.Settlement. The shares of Common Stock underlying any RSUs that become vested in accordance with Section 2 (except as applicable under Setion 2(d) of this Award Agreement) shall be delivered to the Participant as soon as practicable after the applicable date upon which such RSUs vest, but in no event later than March 15 of the year following the year in which such RSUs vest (as applicable, the “Settlement Date”).
Section 4.Voting and Other Rights. The Participant shall have no rights of a stockholder with respect to the RSUs (including the right to vote and the right to receive distributions or dividends) unless and until shares of Common Stock are issued in respect thereof following the applicable date upon which the RSUs vest.
Section 5.Award Agreement Subject to Plan. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this Award Agreement and the RSUs shall be final and conclusive.
Section 6.Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as a condition to receipt of this Award, to the provisions of Section 9 in the Sills Agreement (the “Restrictive Covenants”). If Participant breaches any such Restrictive Covenants owed to the Company or any of its Subsidiaries pursuant to Section 9 of the Sills Agreement or any other agreement, as determined by the Committee in its sole discretion: (i) any unvested portion of the Award held by the Participant shall be immediately rescinded and (ii) the Participant shall automatically forfeit any rights that the Participant may have with respect to the RSUs as of the date of such determination. The foregoing remedies set forth in this Section 6 shall not be the

Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.
Section 7.Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to receiving this Award, the Participant agrees that the Participant will abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to Participant from time to time. In addition, the Participant shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply at any time to the Participant under applicable law.
Section 8.No Rights to Continuation of Employment. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment or service at any time for any reason.
Section 9.Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the RSUs; provided, that, notwithstanding the foregoing, the Participant shall be permitted, at his or her election, to satisfy the applicable tax obligations with respect to any RSUs by cashless exercise or net share settlement, pursuant to which the Company shall withhold from the number of shares of Common Stock that would otherwise be issued upon settlement of the RSUs the largest whole number of shares of Common Stock with a Fair Market Value equal to the applicable tax obligations.
Section 10.Section 409A Compliance. The intent of the parties is that the payments and benefits under this Award Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Award Agreement which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement or any other arrangement between the Participant and the Company during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). The Company makes no representation that any or all of the payments described in this Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The

Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
Section 11.Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.
Section 12.RSU Agreement Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
Section 13.No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.
Section 14.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including, but not limited to, all acts and documents related to compliance with federal and/or state securities and/or tax laws.
Section 15.No Part of Other Plans. The benefits provided under this Award Agreement or the Plan shall not be deemed to be a part of or considered in the calculation of any other benefit provided by the Company or its Subsidiaries or Affiliates to the Participant.
Section 16.Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement. Moreover, if one or more of the provisions contained in this Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
Section 17.Entire Agreement. This Award Agreement, the Plan and the Sills Agreement contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof; provided, that any confidentiality, invention assignment and/or restrictive covenant agreements by and between the Participant and the Company or any of its Subsidiaries shall not be superseded but shall continue in accordance with their terms.

Section 18.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
Section 19.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
Section 20.Counterparts; Electronic Signature. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant’s electronic signature of this Award Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.
* * * *

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Award Agreement as of the day and year first above written.

BOWHEAD SPECIALTY HOLDINGS INC.

By:
Print Name:
Title:

PARTICIPANT

By:
Print Name:

EXHIBIT C
Release of Claims Agreement
I enter into this Release of Claims Agreement (the “Agreement”) pursuant to Section 6 of the Employment Agreement between Bowhead Specialty Holdings Inc. (the “Company”) and me dated May __, 2024 (the “Employment Agreement”). I acknowledge that this Agreement is the release of claims referenced in Section 6(h) of the Employment Agreement and that my timely execution and return and my non-revocation of this Agreement are conditions to certain of the Company’s obligations pursuant to Section 6(d), (f) and (i) of the Employment Agreement. I therefore agree to the following terms:
1.Release of Claims. I voluntarily release and forever discharge the Company, all affiliated and related entities, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and their respective current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Agreement, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:
•relating to my employment by the Company and the termination of such employment;
•of wrongful discharge or violation of public policy;
•of breach of contract;
•of defamation or other torts;
•of retaliation or discrimination under federal, state or local law, including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York State Civil Rights Law and the New York City Human Rights Law;
•under any other federal or state statute, including, without limitation, Claims under the New York State Labor Law;
•for wages, bonuses, incentive compensation, equity, vacation pay or any other compensation or benefits, either under the New York State Labor Law or otherwise; and
•for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
Notwithstanding the foregoing, the Executive does not waive or release Claims (i) with respect to claims arising from any breach by the Bowhead Group of this Agreement or Executive’s right to enforce this Agreement or those provisions of the Employment Agreement that survive the termination of Executive's employment with the Bowhead Group; (ii) with respect to any benefits that are or will become vested following Executive’s termination pursuant to their terms or to which Executive is otherwise entitled pursuant to the terms and conditions of any of applicable benefit plans of a member of the Bowhead Group (including but not limited to the long-term incentive awards; (iii) any rights to indemnification (including the advancement of legal fees) or expense reimbursement under the Employment Agreement, any agreement between Executive and any member of the Bowhead Group or the charter, bylaws, articles of incorporation or other organization document of any member of the Bowhead Group, or pursuant to any director’s and officer’s liability insurance policy, in the future or previously in force; (iv) rights of the Executive for expense reimbursement from the Company; (v) any rights Executive may have to workers' compensation benefits or to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985; or (vi) claims that may not be waived by law and any claims arising after the date this Agreement is signed.
I agree not to accept damages of any nature, other equitable or legal remedies for my own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, I represent that I have not assigned any Claim to any third party.
I agree not to accept damages of any nature, other equitable or legal remedies for my own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.
2.Protected Disclosures and Other Matters. Nothing in this Agreement shall be interpreted or applied to prohibit me from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that I reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits my ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including my ability to provide documents or other information, without notice to the Company.
3.Ongoing Obligations. I reaffirm my ongoing obligations under the Employment Agreement, including without limitation my obligations under Section 9.
4.No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee.
5.Right to Consider and Revoke Agreement. I acknowledge that I have been given the opportunity to consider this Agreement for a period of twenty-one (21) days from the date when it is tendered to me. In the event that I executed this Agreement within less than twenty-one (21) days, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Agreement until the end of the twenty-one (21) day period. To accept this Agreement, I shall deliver a signed Agreement (either as an original or as a PDF copy attached to an email) to the Chairman of the Company’s Board of Directors within such twenty-one (21) day period; provided that I acknowledge that the Company may change the designated recipient by notice. For a period of seven (7) days from the date when I execute this Agreement (the “Revocation Period”), I shall retain the right to revoke this Agreement by written notice that is received by the Chairman of the Company’s Board of Directors or other Company-designated recipient on or before the last day of the Revocation Period. This Agreement shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period.
6.Other Terms.
(a)Legal Representation; Review of Agreement. I acknowledge that I have been advised to discuss all aspects of this Agreement with my attorney, that I have carefully read and fully understand all of the provisions of this Agreement and that I am voluntarily entering into this Agreement.
(b)Binding Nature of Agreement. This Agreement shall be binding upon me and upon my heirs, administrators, representatives and executors.
(c)Amendment. This Agreement may be amended only upon a written agreement executed by the Company and me.
(d)Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable.
(e)Governing Law and Interpretation. This Agreement shall be deemed to be made and entered into in the State of New York, and shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without giving effect to the conflict of laws principles of such state. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Company or me.
(f)Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Agreement.
So agreed.

Stephen J. Sills	Date